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                                                                 Exhibit 23.2


(PRICEWATERHOUSECOOPERS LETTERHEAD)


July 16, 2003


CONSENT OF INDEPENDENT AUDITORS

We agree to the inclusion in the CanWest Media Inc. Offer to Exchange US$200 million 7 5/8% Series A Senior Notes Due 2013 for Registered 7 5/8% Series B Senior Notes Due 2013 Form F4/A (No. 333-106256), dated July 16, 2003 of CanWest Media Incorporated, of our report, dated October 10, 2002 except for note 40 which is dated February 26, 2003, relating to our audit of the consolidated financial statements of The Ten Group Pty Limited as of and for the years ended August 31, 2002 and 2001.

PricewaterhouseCoopers
Sydney, Australia

Liability is limited by the Accountant's Scheme under the Professional Standards Act 1994 (NSW)